Exhibit 10.1

March 11, 2014

Scott A. Crum

[Address]

Dear Scott:

I am pleased to extend to you a formal offer of employment at MSCI Inc. (“MSCI” or the “Firm”). Those of us who had the opportunity to meet with you look forward to your joining us. Your position will be that of Managing Director, Chief Human Resource Officer of MSCI Inc.  In this position, you will work in the New York office, be a member of the Firm’s Executive Committee and report directly to me.

For MSCI’s fiscal year 2014, your target annualized Total Reward will be $2,000,000.  For 2014, your annualized Total Reward will consist of an annual base salary of $525,000 prorated from the date you commence employment and paid in semi-monthly installments.  Your 2014 Total Reward will also consist of a year-end bonus of $1,475,000 prorated from your start date. This prorated amount will be guaranteed to you unless you voluntarily resign from the Firm or are terminated by the Firm for cause prior to the date of payment of any cash portion of the year-end bonus and the date of award of any long-term equity-based incentive portion of your year-end bonus, respectively.  Any long-term equity-based incentive award is further contingent upon your remaining employed through the vesting dates of the long-term equity-based incentive award and your compliance with the restrictions, cancellation provisions and other provisions of the long-term equity-based incentive award.  All payments are subject to applicable withholdings and deductions.

The year-end bonus may be paid partially in cash and partially in a long-term equity-based incentive award (including, without limitation, restricted stock units, stock options, or performance units). The form and timing of your year-end bonus award, including the split between any cash and any long-term equity-based incentive award portions, will be consistent with the form and timing of the year-end bonus for other United States-based Executive Officers (excluding the CEO) of the Firm.  Historically, year-end bonus awards have been made after the end of the fiscal year to which they relate.

All components of your 2014 Total Reward are contingent upon satisfactory performance and conduct. Future Total Reward and year-end bonuses will be payable within the sole discretion of the Firm and will continue to be payable, at the discretion of the Firm, partially in cash and partially in the form of long-term incentive compensation, which may consist of an equity-based award under one of the Firm’s compensation plans.

In addition to the foregoing, to defray costs associated with your relocation to lower Manhattan, you will receive a one-time cash payment of up to $75,000 (the “Sign-on Bonus”). This payment will be made less applicable withholdings and deductions and payable generally with your first paycheck. Further, this payment will be contingent upon your commencing employment with the Firm. You agree that in the event you do not commence employment with the Firm or if you voluntarily terminate or are terminated for cause within twelve (12) months of your effective start date, you are required to repay this entire Sign-On Bonus at the time you give or receive notice of termination.

All personal compensation information is strictly confidential and is not to be divulged to any of your colleagues at MSCI or its subsidiaries.  The Firm’s Code of Conduct prohibits the disclosure of any confidential information and the strictest measures including disciplinary action may be taken in the event of violation of this Code of Conduct.

In addition, if any provision of this offer letter fails to comply with Section 409A of the Internal Revenue Code or any regulations or Treasury guidance promulgated there under, or would result in your recognizing income for United States federal income tax purposes with respect to any amount payable pursuant to this offer letter before the date of payment, or in your incurring interest or additional tax pursuant to Section 409A, the Firm reserves the right to reform such provision; provided that the Firm shall maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A.

Each calendar year you work for MSCI, you will be eligible for 6 weeks of vacation, pro-rated from your date of hire.

For detailed benefits information, review the enclosed enrollment materials. Health and welfare benefits (medical, dental, vision, life, accident and disability insurance) are generally available retroactive to the date you commence employment provided benefits are elected within the 31-day enrollment period.

You may enroll in benefits coverage approximately seven days following your hire date. Upon your date of hire, you will be automatically enrolled in the MSCI 401(k) Retirement Savings Plan offered to eligible employees and be eligible to receive a Company Match. To opt out of the Plan prior to your start date, complete the enclosed Opt Out Form and return it with your offer letter.

We remind you that this offer is contingent upon a number of additional steps in the employment process including, but not limited to, background and reference checking.  You are also required to show appropriate proof of authorization to commence work in the United States. We ask that you complete Part 1 of the Form I-9, on or before your first day of work (see, in the attached packet, a list of the type of documentation we will need). This is a requirement of the Immigration Reform and Control Act of 1986. If you are not legally able to work for the Firm in the United States in the position offered you, or if any part of the screening process proves unsatisfactory to the Firm or you are unable to complete Part 1 of the Form I-9, the Firm reserves the right to rescind any outstanding offer of employment or terminate your employment without notice or severance benefits and rescind any stock unit or stock option awards described herein. Further, this offer is contingent on your having all licenses and registrations as MSCI shall determine necessary for your position. You must also bring with you a government-issued photo identification, in a form acceptable to MSCI (such as a valid passport or a driver’s license). Also in the enclosed packet, please find personnel forms that need to be completed and brought with you on your first day of work.

You acknowledge that in the course of your employment with the Firm, you are not permitted to make any unauthorized use of documents or other information that are the confidential, trade secret or proprietary information of another individual or company (“Confidential Information”). Likewise, you may not bring onto Firm premises any Confidential Information, whether documents or other tangible forms, relating to your prior employers’ businesses.

You understand and agree that as a condition of employment, unless you are granted a waiver in writing by the Legal and Compliance Department you may be required, upon the commencement of employment, to transfer any brokerage/securities accounts that you may influence or control to a designated institution for surveillance and review by the MSCI Legal and Compliance Department.

Nothing in this letter should be construed as a guarantee of any particular level of benefits, of your participation in any benefit plan, or of continued employment for any period of time. You should understand that your employment will be “at will,” which means that the Firm may terminate your employment for any reason, with or without cause, at any time.  During your employment, subject to applicable law and in accordance with MSCI's Drug, Alcohol and Controlled Substance Usage Policy, you may be subject to drug testing, including for reasonable suspicion of use of controlled substances.  MSCI reserves the right to amend, modify or terminate, in its sole discretion, all benefit and compensation plans in effect from time to time.

This offer letter constitutes the entire understanding and contains a complete statement of all agreements between you and MSCI and supersedes all prior or contemporaneous verbal or written agreements, understandings or communications (including, without limitation, any term sheet or other summary writing relating to your employment).  You acknowledge that you have not relied on any assurance or representation not expressly stated in this offer letter.  If there is any conflict with the benefit information included in this letter or any verbal representation and the Plan documents or insurance contracts, the Plan documents or insurance documents control.

We are looking forward to your joining MSCI.  Please report to New Hire Orientation on your start date. At that time you will have your benefits explained in more detail. If you have questions regarding the above, please feel free to call Alexis Daur at ###-###-####.

We ask that you confirm your acceptance by signing and dating this offer letter in the area designated below and returning this letter to Alexis Daur at MSCI Inc., Human Resources, 7 World Trade Center, 250 Greenwich Street, New York, NY 10007. Your signature below confirms that you are subject to no contractual or other restriction or obligation that is inconsistent with your accepting this offer of employment and performing your duties. Please retain the additional copy of this offer letter for your reference.

Very truly yours,

/s/ Henry A. Fernandez

Henry A. Fernandez

Chairman & Chief Executive Officer

Offer Accepted and Agreed To:

Signed: /s/ Scott A. Crum

Date:3-11-14

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